Exhibit 99.8

FREQUENTLY ASKED QUESTIONS — CUSTOMERS, PARTNERS & SUPPLIERS	November 14, 2019

Q:                                  What was announced?

A.                                    Ribbon announced it has entered into an agreement to acquire ECI, a global provider of end-to-end optical and packet-optical transport and NFV/SDN solutions.

Q:                                  When will the transaction be complete?

A:                                   We expect the transaction to be completed in the first quarter of 2020.

Q:                                  Who is ECI?

A:                                   ECI is a global provider of end-to-end optical, packet-optical transport and NFV/SDN solutions.  Visit their website at www.ecitele.com.

Q:                                  Why is Ribbon combining with ECI?

A:                                   We believe this transaction supports our strategic pillars by moving us into an adjacent market — the global optical transport and packet networking market. Service providers are investing heavily in this area, where ECI is already a leading vendor.  Furthermore, the ECI offerings are 5G-ready, where investments are now emerging.  The proposed transaction would also expand our product portfolio, geographic footprint and scale.

Q:                                  Where is ECI based and how and when will it be integrated with Ribbon?

A:                                   ECI is based in Petah Tikva, Israel.  We’re engaging in integration planning. However, it is business as usual, until close.

Q:                                  Who does ECI compete against in its markets?

A:                                   ECI has built a long track record of successfully competing against companies such as Huawei, Ciena, Infinera, Fujitsu, Cisco and Nokia.

Q:                                  Is Ribbon changing strategies?

A:                                   Both Ribbon and ECI have been on parallel journeys, partnering with customers to help transform their business and network architectures, evolving from closed hardware solutions to open solutions with increasing emphasis on software, elasticity and automation.  By joining forces, we plan to offer even higher levels of innovation and differentiation as they continue on their transformation journeys driven by 5G, IoT, Cloud, Edge, Analytics, On-demand networking and increased levels of security.

Q:                                  What is the market opportunity once the companies are combined?

A:                                   We believe the total addressable market (TAM) for Ribbon with the combined companies will expand from $21bn to $57bn in 2022 to now also include optical, packet and Software Defined Networking (SDN) markets (including for 5G).

Q:                                  What is the combined revenue, employees, geographic footprint and customer base of the two companies?

A:                                   The pending merger will make Ribbon a powerful U.S.-based global telecom solution provider with expected combined annual revenue of over $900 million and 4,000 employees globally.  The proposed transaction is expected to extend our combined global footprint to over 140 countries.

Q:                                  What is the vision and overarching strategy of Ribbon + ECI?

A:                                   We believe the merger with ECI and its complementary solutions and services will create a winning combination that uniquely positions Ribbon for expansion and growth.  The pending transaction is expected to make Ribbon a stronger global company with broad products and solutions and diverse geographic revenue that is poised to meaningfully participate in the secure real-time communications, optical networking and 5G markets.  Furthermore, the deal will allow us to better serve our partners and customers with what we believe is a full stack of best-in-class solutions to leverage and monetize key growth opportunities in our sector, including cloud services, session security, edge / SD-WAN, optical and packet transport, services, and analytics / ML / AI.

Q:                                  How will customers benefit from this merger?

A:                                   Our customers will benefit from a broader solution set from a trusted vendor. Specifically:

•                  Ribbon: Has been helping service providers and enterprises transform their real time communications capabilities, including innovative revenue generating offers and big data analytics capabilities supporting network resiliency and monetization of customer data….from the core to the edge.

•                  ECI: The demands on mobile networks from increased data traffic has accelerated growth in the transport layer. ECI is already a leading vendor in this space with a broad, proven, and industry-leading product portfolio for the 5G networking market and comprehensive access to core mobile backhaul solutions with integrated optical and packet capabilities.

Q:                                  What regulatory approvals are required for the transaction to close?

A:                                   The transaction has been unanimously approved by Ribbon’s board of directors and is subject to Ribbon’s stockholder approval, regulatory approvals and customary closing conditions.

Q:                                  What does this merger mean to Ribbon and ECI partners?

A:                                   The merger will enable us to provide our partners with a broader solutions portfolio from a larger scale and trusted vendor.

Q:                                  What does this merger mean to Ribbon and ECI suppliers?

A:                                   It’s business as usual for our suppliers.

Q:                                  Does the merger change the service and support that I currently receive?

A:                                   Service and support will not change at this time; any updates will be communicated as soon as possible.

Q:                                  When will we receive more information regarding our new primary sales / channel contacts?

A:                                   Direct customers and partners should continue to engage with their current Ribbon / ECI sales and support teams. As we move into 2020, and if there are any changes, Ribbon will work directly with its customers and partners to introduce new team members.

Q:                                  Why wasn’t I given more advance notice about this?

A:                                   As a public company, we are constrained by laws that restrict the timing of material announcements.

Q:                                  Will the company introduce integrated branding?

A:                                   It is business as usual for now.

Q:                                  What branding guidelines should partners follow for co-branding?

A:                                   It is business as usual for now.

Q:                                  Is there a plan to recruit more partners?

A:                                   It is business as usual for now.  Ribbon will continue to accept applications to its partner program and recruit partners as deemed appropriate.

Q:                                  What will happen to the partner portals?

A:                                   Once the transaction closes, both partner portals will remain in place until Ribbon can merge the best of both worlds.

Q:                                  Does this affect any of our current supplier contracts or renewals?

A:                                   We are actively informing important suppliers like you of the news and can give you assurance that it’s business as usual. Any potential changes to your points of contact and / or current processes will be communicated as quickly as possible.

Important Additional Information Will be Filed with the SEC

Ribbon Communications Inc. (“Ribbon”) will file with the United States Securities and Exchange Commission (the “SEC”) a proxy statement of Ribbon relating to a special meeting of Ribbon’s stockholders (the “proxy statement”). SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RIBBON, ECI TELECOM GROUP LTD. (“ECI”), THE PROPOSED TRANSACTIONS AND RELATED MATTERS.  Shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov.  In addition, investors and shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties on Ribbon’s website at investors.ribboncommunications.com.

Participants in the Solicitation

Ribbon and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Ribbon in respect of the proposed transactions contemplated by the proxy statement.  Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of Ribbon, respectively, in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC.  Information regarding Ribbon’s directors and executive officers is contained in Ribbon’s Annual Report on Form 10-K/A for the year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated April 25, 2019, which are filed with the SEC.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Ribbon and ECI, the proposed transactions and other matters.  These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Ribbon and ECI as well as assumptions made by, and information currently available to, such management.  Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “seek,” “see,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project,” “target” or similar words, phrases or expressions, and include statements regarding the anticipated benefits of the merger with ECI, anticipated timing of closing of the merger, and Ribbon’s and ECI’s anticipated combined annual revenue, total number of countries in which their customers operate and total number of employees worldwide.  These forward-looking statements are subject to various risks and uncertainties, many of which are outside the parties’ control, such as statements about the consummation of the proposed transaction.  Therefore, you should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include failure to consummate the proposed transaction; failure to make or take any filing or other action required to consummate the proposed transaction in a timely matter or at all; failure to obtain applicable regulatory or shareholder approvals in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed transactions; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings; failure to realize anticipated benefits of the combined operations; potential litigation relating to the proposed transaction and disruptions from the proposed transaction that could harm Ribbon’s or ECI’s business; reductions in client spending, a slowdown in client payments and changes in client requirements; ability to hire and retain key personnel; the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors; ability to attract new clients and retain existing clients in the manner anticipated; reliance on and integration of information technology systems; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their clients; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; and the parties’ international operations, which are subject to the risks of currency fluctuations and foreign exchange controls.  The foregoing list of factors is not exhaustive.  All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Unlisted factors may present significant additional obstacles to the realization of forward looking statements.  Accordingly, there is no assurance that the expectations of Ribbon or ECI will be realized.  Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Ribbon’s or ECI’s consolidated financial condition, results of operations or liquidity.  You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Ribbon’s Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC.  We wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of any changes in circumstances or new information, future events or otherwise, except to the extent required by securities and other applicable law.